News Release

TransUnion Reports Strong Fourth Quarter and Full Year 2017 Results;
Company Announces Adoption of Dividend Policy

CHICAGO, February 13, 2018 - TransUnion (NYSE: TRU) (the “Company”) today announced financial results for the quarter ended December 31, 2017.
Total revenue was $506 million, an increase of 16 percent on an as reported and constant currency basis, compared with the fourth quarter of 2016. Acquisitions accounted for a 3 percent increase in revenue. Net income attributable to TransUnion was $245 million, compared with $50 million in the fourth quarter of 2016. Diluted earnings per share was $1.29, including the impact from U.S. tax reform, compared with $0.27 in the fourth quarter of 2016. The increases in net income attributable to TransUnion and diluted earnings per share were significantly impacted by the estimated tax provision benefits from the Tax Cuts and Jobs Act.
Adjusted EBITDA was $196 million, an increase of 16 percent (15 percent on a constant currency basis) compared with the fourth quarter of 2016. Adjusted EBITDA margin was 38.8 percent, the same as the fourth quarter of 2016. Adjusted Diluted Earnings per Share was $0.50, an increase of 13 percent compared with the fourth quarter of 2016. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Diluted Earnings per Share exclude the estimated one-time tax provision benefit of $174 million due to the Tax Cuts and Jobs Act and other certain other adjustments.
“TransUnion reported a solid fourth quarter to cap a strong year in 2017,” said Jim Peck, President and CEO. “In fact, this marks the third consecutive year in which we’ve delivered double-digit revenue, adjusted EBITDA and adjusted EPS growth. Over those three years, our adjusted EBITDA margin expanded by about 400 basis points.”
“We delivered these strong results by executing a strategy built on innovation, expansion in attractive vertical and geographic markets and an ongoing focus on enabling and empowering consumers while fully leveraging our enterprise capabilities.”
“We have also allocated capital strategically and prudently. That strategy continues to evolve with today’s announcement that our Board of Directors has approved a dividend policy. At the same time, we will be opportunistic in using the remainder of our share buyback authorization.”
“What is not changing is our top priority to always fully invest in the robust pipeline of organic and inorganic opportunities which have been essential to our growth and will be for the long term.”
“With a track record of strong performance and sound capital allocation, we believe that TransUnion is very well positioned for further success in 2018 and beyond.”
Fourth Quarter 2017 Segment Results
U.S. Information Services (USIS)
USIS revenue was $312 million, an increase of 16 percent compared with the fourth quarter of 2016.

•	Online Data Services revenue was $200 million, an increase of 18 percent over the prior year.

•	Marketing Services revenue was $51 million, an increase of 14 percent over the prior year.

•	Decision Services revenue was $61 million, an increase of 15 percent over the prior year.

Operating income was $75 million, an increase of 10 percent compared with the fourth quarter of 2016. Adjusted Operating Income was $103 million, an increase of 11 percent compared with the fourth quarter of 2016.

International
International revenue was $96 million, an increase of 12 percent (9 percent on a constant currency basis) compared with the fourth quarter of 2016.

•	Developed markets revenue was $33 million, an increase of 15 percent (12 percent on a constant currency basis) over the prior year.

•	Emerging markets revenue was $63 million, an increase of 10 percent (8 percent on a constant currency basis) over the prior year.
Operating income was $17 million, a decrease of 25 percent compared with the fourth quarter of 2016. Adjusted Operating Income was $31 million, an increase of 6 percent (4 percent on a constant currency basis) compared with the fourth quarter of 2016.
Consumer Interactive
Consumer Interactive revenue was $115 million, an increase of 18 percent compared with the fourth quarter of 2016. Revenue in the fourth quarter of 2017 included $4 million of incremental credit monitoring revenue due to a breach at a competitor.
Operating income was $54 million, an increase of 24 percent compared with the fourth quarter of 2016. Adjusted Operating Income was $56 million, an increase of 23 percent compared with the fourth quarter of 2016. Operating income and Adjusted Operating income for the fourth quarter of 2017 included $4 million of incremental credit monitoring revenue due to a breach at a competitor.
Full Year 2017 Results
Total revenue was $1,934 million, an increase of 13 percent (13 percent on a constant currency basis) compared with the full year of 2016, driven by double-digit growth in our USIS and International segments for the full year and in our Consumer Interactive segment during the second half of the year. Acquisitions accounted for a 2 percent increase in revenue.
Net income attributable to TransUnion was $441 million compared with $121 million for the full year of 2016. Diluted earnings per share was $2.32 compared with $0.65 for the full year of 2016. The increases in net income attributable to TransUnion and diluted earnings per share were significantly impacted by the estimated tax provision benefits from the Tax Cuts and Jobs Act.
Adjusted EBITDA was $748 million, an increase of 17 percent (17 percent on a constant currency basis) compared with the full year of 2016. Adjusted EBITDA margin was 38.7 percent, up approximately 135 basis points compared with the full year of 2016. Adjusted Diluted Earnings per Share was $1.87, an increase of 25 percent compared with the full year of 2016. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Diluted Earnings per Share exclude the one-time tax provision benefit of $174 million due to the Tax Cuts and Jobs Act and certain other adjustments.
Liquidity and Capital Resources
Cash and cash equivalents were $116 million at December 31, 2017 and $182 million at December 31, 2016. Total debt, including the current portion of long-term debt, was $2.5 billion at December 31, 2017, compared with $2.4 billion at December 31, 2016, primarily due to financing acquisitions made during 2017.
For the twelve months ended December 31, 2017, cash provided by operating activities increased to $468 million compared with $390 million in 2016, due primarily to the increase in operating performance. Cash used in investing activities was $481 million compared with $496 million in 2016, due primarily to slightly lower cash used for acquisitions and purchases of other investments. Capital expenditures were $135 million compared with $124 million in 2016. Cash used in financing activities was $54 million compared with a source of cash of $154 million in 2016. The change was due primarily to cash used for our stock buy-back program and lower borrowings in 2017 compared with 2016.

2018 Full Year Outlook
For the full year of 2018, revenue is expected to be between $2.12 billion and $2.14 billion, an increase of 9 to 10 percent on a constant currency basis. Adjusted EBITDA is expected to be between $817 million and $832 million, an increase of 9 to 11 percent. Adjusted Diluted Earnings per Share is expected to be between $2.26 and $2.31, an increase of 20 to 23 percent. Adjusted Diluted Earnings per Share includes a benefit of approximately $0.24 due to the recently enacted Tax Cuts and Jobs Act.

The full year revenue guidance includes approximately 2 points of growth from acquisitions, with no significant impact on revenue and Adjusted EBITDA from foreign exchange rates. Guidance also includes approximately $15 million of incremental credit monitoring revenue due to a breach at a competitor, compared with $4 million in 2017. The expected increase in this incremental revenue represents 0.5 percent of the total growth.

2018 First Quarter Outlook
For the first quarter of 2018, revenue is expected to be between $503 million and $508 million, an increase of 10 to 11 percent on a constant currency basis compared with the first quarter of 2017. Adjusted EBITDA is expected to be between $187 million and $190 million, an increase of 9 to 11 percent. Adjusted Diluted Earnings per Share is expected to be between $0.51 and $0.52, an increase of 22 to 24 percent. Adjusted Diluted Earnings per Share includes a benefit of approximately $0.05 due to the recently enacted Tax Cuts and Jobs Act.

The first quarter revenue guidance includes approximately 3 points of growth from acquisitions, with no significant impact on revenue and Adjusted EBITDA from foreign exchange rates. Guidance includes approximately $5 million of incremental credit monitoring revenue due to a breach at a competitor.

Dividend Policy Approved by Board of Directors
Today we announce that our Board of Directors has approved a dividend policy pursuant to which we intend to pay quarterly cash dividends on our common stock with a targeted annual payout of 10% to 15% of Adjusted Diluted Earnings per Share, which equates to approximately $0.30 per share based on the mid-point of the annual guidance above. We expect to commence paying dividends pursuant to this policy in the second quarter of 2018. Dividends will be subject to the approval of the Board of Directors at the times they are declared. Our Board of Directors has also removed the three-year time limitation of our previously announced $300 million stock repurchase program. The remaining authorized $167 million of repurchases may be made from time to time at management’s discretion at prices management considers to be attractive through open market purchases or through privately negotiated transactions, subject to availability. Please see our Form 8-K filed with the SEC on February 13, 2018 for additional details.
Earnings Webcast Details
In conjunction with this release, TransUnion will host a conference call and webcast today at 8:00 a.m. Central Time to discuss the business results for the quarter and certain forward-looking information. This session may be accessed at www.transunion.com/tru. A replay of the call will also be available at this website following the conclusion of the call.
About TransUnion
TransUnion is a leading global risk and information solutions provider to businesses and consumers. The Company provides consumer reports, risk scores, analytical services and decisioning capabilities to businesses. Businesses embed its solutions into their process workflows to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. Consumers use its solutions to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft.

Availability of Information on TransUnion’s Website
Investors and others should note that TransUnion routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the TransUnion Investor Relations website. While not all of the information that the Company posts to the TransUnion Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in TransUnion to review the information that it shares on www.transunion.com/tru.
Non-GAAP Financial Measures
This earnings release presents constant currency growth rates on Schedule 1 and in our 2018 Full Year and First Quarter Outlook sections assuming foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates. This earnings release also presents Adjusted EBITDA, Adjusted EBITDA Margin, segment Adjusted Operating Income, segment Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Net Income (Loss) and Adjusted Diluted Earnings per Share. These are important financial measures for the Company but are not financial measures as defined by GAAP. We present these financial measures as supplemental measures of our operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. We present Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income as supplemental measures of our operating performance because these measures eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. Also, Adjusted EBITDA is a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours. In addition, our board of directors and executive management team use Adjusted EBITDA as a compensation measure. Furthermore, under the credit agreement governing our senior secured credit facility, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to a ratio based on Adjusted EBITDA. These financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of GAAP. Other companies in our industry may define or calculate these measures differently than we do, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, including operating income, operating margin, effective tax rate, net income (loss) attributable to the Company, earnings per share or cash provided by operating activities. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached Schedules.
Adjusted EBITDA is defined as net income (loss) attributable to TransUnion plus net interest expense, plus (less) provision (benefit) for income taxes, plus depreciation and amortization, plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income). Adjusted Operating Income is defined as operating income plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets. Adjusted Effective Tax Rate is defined as adjusted provision for income taxes divided by adjusted income before income taxes. Adjusted Net Income is defined as net income (loss) attributable to TransUnion plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets, plus or minus the related changes in provision for income taxes, less the one-time tax provision benefits from the Tax Cuts and Jobs Act. Adjusted Diluted Earnings per Share is defined as Adjusted Net Income divided by weighted-average diluted shares outstanding. The above definitions apply to our calculations for the historical periods shown on schedules 1 through 6 and for the periods covered by our guidance shown on Schedule 7.
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Any statements made in this earnings release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast,” “outlook,” “potential,” “continues,” “seeks,” “predicts,” or the negative of these words and other similar expressions. Factors that could cause actual results to differ materially from those described in the forward-looking statements include macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets; our ability to provide competitive services and prices; our ability to retain or renew existing agreements with large or long-term customers; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; litigation or regulatory proceedings; regulatory oversight of “critical activities”; our ability to effectively manage our costs; economic and political stability in the United States and international markets where we operate; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to timely develop new services and the market’s willingness to adopt our new services; our ability to manage and expand our operations and keep up with rapidly changing technologies; our ability to make acquisitions and integrate the operations of acquired businesses; our ability to protect and enforce our intellectual property, trade secrets and other forms of unpatented intellectual property; our ability to defend our intellectual property from infringement claims by third parties; the ability of our outside service providers and key vendors to fulfill their obligations to us; further consolidation in our end-customer markets; the increased availability of free or inexpensive consumer information; losses against which we do not insure; our ability to make timely payments of principal and interest on our indebtedness; our ability to satisfy covenants in the agreements governing our indebtedness; our ability to maintain our liquidity; share repurchase plans; our reliance on key management personnel; and other one-time events and other factors that can be found in our Annual Report on Form 10-K for the year ended December 31, 2016, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on TransUnion’s website (www.transunion.com/tru) and on the Securities and Exchange Commission’s website (www.sec.gov). Many of these factors are beyond our control. The forward-looking statements contained in this earnings release speak only as of the date of this earnings release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this earnings release.
For More Information

E-mail:	Investor.Relations@transunion.com

Telephone:	312.985.2860

TRANSUNION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2017	December 31, 2016
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$115.8	$182.2
Trade accounts receivable, net of allowance of $9.9 and $6.2	326.7	277.9
Other current assets	146.2	89.9
Total current assets	588.7	550.0
Property, plant and equipment, net of accumulated depreciation and amortization of $299.3 and $235.6	198.6	197.5
Goodwill	2,368.8	2,173.9
Other intangibles, net of accumulated amortization of $993.6 and $815.8	1,825.8	1,762.3
Other assets	136.6	97.5
Total assets	$5,118.5	$4,781.2
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$131.3	$114.2
Short-term debt and current portion of long-term debt	119.3	50.4
Other current liabilities	207.8	208.7
Total current liabilities	458.4	373.3
Long-term debt	2,345.3	2,325.2
Deferred taxes	419.4	579.0
Other liabilities	70.8	30.7
Total liabilities	3,293.9	3,308.2
Stockholders’ equity:
Common stock, $0.01 par value; 1.0 billion shares authorized at December 31, 2017 and December 31, 2016; 187.4 million and 183.9 million shares issued as of December 31, 2017 and December 31, 2016, respectively; and 183.2 million shares outstanding as of December 31, 2017 and December 31, 2016, respectively	1.9	1.8
Additional paid-in capital	1,863.5	1,844.9
Treasury stock at cost; 4.2 million and 0.7 million shares at December 31, 2017 and December 31, 2016, respectively	(138.8)	(5.3)
Retained earnings (accumulated deficit)	137.4	(303.8)
Accumulated other comprehensive loss	(135.3)	(174.8)
Total TransUnion stockholders’ equity	1,728.7	1,362.8
Noncontrolling interest	95.9	110.2
Total stockholders’ equity	1,824.6	1,473.0
Total liabilities and stockholders’ equity	$5,118.5	$4,781.2

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue	$506.1	$435.9	$1,933.8	$1,704.9
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	173.3	144.6	645.7	579.1
Selling, general and administrative	149.4	146.5	585.4	560.1
Depreciation and amortization	61.8	55.5	238.0	265.2
Total operating expenses	384.6	346.6	1,469.1	1,404.4
Operating income	121.5	89.3	464.7	300.5
Non-operating income and (expense)
Interest expense	(21.8)	(22.3)	(87.6)	(85.5)
Interest income	1.3	1.4	5.5	4.6
Earnings from equity method investments	2.7	2.4	9.1	8.6
Other income and (expense), net	(3.7)	(3.7)	(19.2)	(22.8)
Total non-operating income and (expense)	(21.4)	(22.2)	(92.2)	(95.1)
Income before income taxes	100.1	67.1	372.5	205.4
Benefit (provision) for income taxes	147.8	(14.5)	79.1	(74.0)
Net income	247.9	52.6	451.6	131.4
Less: net income attributable to noncontrolling interests	(2.8)	(3.1)	(10.4)	(10.8)
Net income attributable to TransUnion	$245.1	$49.5	$441.2	$120.6

Earnings per share:
Basic	$1.34	$0.27	$2.42	$0.66
Diluted	$1.29	$0.27	$2.32	$0.65

Weighted average shares outstanding:
Basic	182.7	183.0	182.4	182.6
Diluted	189.7	185.0	189.9	184.6

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Twelve Months Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$451.6	$131.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	238.0	265.2
Loss on refinancing transactions	10.5	—
Impairment of cost method investment	—	2.0
Amortization and loss on fair value of hedge instruments	0.7	0.9
Equity in net income of affiliates, net of dividends	(1.7)	(0.6)
Deferred taxes	(212.8)	(22.2)
Amortization of discount and deferred financing fees	2.7	3.2
Stock-based compensation	33.1	24.4
Provision for losses on trade accounts receivable	6.6	4.3
Other	(3.4)	(5.1)
Changes in assets and liabilities:
Trade accounts receivable	(44.7)	(42.5)
Other current and long-term assets	(59.8)	(5.9)
Trade accounts payable	9.7	2.9
Other current and long-term liabilities	37.5	31.9
Cash provided by operating activities	468.0	389.9
Cash flows from investing activities:
Capital expenditures	(135.3)	(124.0)
Proceeds from sale of trading securities	3.0	0.9
Purchases of trading securities	(1.8)	(1.5)
Proceeds from sale of other investments	59.2	58.2
Purchases of other investments	(50.2)	(64.6)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(342.6)	(356.6)
Acquisition-related deposits	(13.5)	(6.2)
Other	0.4	(2.0)
Cash used in investing activities	(480.8)	(495.8)
Cash flows from financing activities:
Proceeds from senior secured term loan B	—	150.0
Proceeds from senior secured term loan A	33.4	55.0
Proceeds from senior secured revolving line of credit	215.0	145.0
Payments of senior secured revolving line of credit	(130.0)	(145.0)
Repayments of debt	(32.5)	(49.3)
Debt financing fees (2015 fees include prepayment premiums on early terminations)	(12.6)	(3.7)
Proceeds from issuance of common stock and exercise of stock options	27.1	6.0
Treasury stock purchased	(133.5)	(0.7)
Distributions to noncontrolling interests	(10.3)	(9.3)
Excess tax benefit	—	6.3
Payment of contingent obligation	(10.5)	(0.5)
Cash provided by (used in) financing activities	(53.9)	153.8
Effect of exchange rate changes on cash and cash equivalents	0.3	1.1
Net change in cash and cash equivalents	(66.4)	49.0
Cash and cash equivalents, beginning of period	182.2	133.2
Cash and cash equivalents, end of period	$115.8	$182.2

SCHEDULE 1
TRANSUNION AND SUBSIDIARIES
As Reported and Constant Currency Growth Rates - Unaudited

	Three Months Ended December 31, 2017 Percent Change	Twelve Months Ended December 31, 2017 Percent Change
Consolidated:
Revenue as reported	16.1%	13.4%
Revenue constant currency	15.6%	12.8%

Operating income	36.1%	54.6%
Operating income constant currency	35.6%	54.2%
Adjusted Operating Income	15.6%	22.5%
Adjusted Operating Income constant currency	15.1%	22.0%

Adjusted EBITDA	15.9%	17.5%
Adjusted EBITDA constant currency	15.4%	16.9%

International:
International Consolidated
Revenue as reported	11.7%	15.3%
Revenue constant currency	9.4%	11.8%

Operating income	(24.5)%	17.0%
Operating income constant currency	(26.7)%	14.5%
Adjusted Operating Income	6.2%	17.7%
Adjusted Operating Income constant currency	3.7%	14.7%

Developed Markets
Revenue as reported	15.1%	15.5%
Revenue constant currency	11.7%	14.1%

Emerging Markets
Revenue as reported	10.1%	15.2%
Revenue constant currency	8.2%	10.6%
Constant currency percentage changes assume foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.

SCHEDULE 2
TRANSUNION AND SUBSIDIARIES
EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue	$506.1	$435.9	$1,933.8	$1,704.9

Reconciliation of net income attributable to TransUnion to Adjusted EBITDA:
Net income attributable to TransUnion	$245.1	$49.5	$441.2	$120.6
Net interest expense	20.5	20.9	82.1	80.9
Provision for income taxes	(147.8)	14.5	(79.1)	74.0
Depreciation and amortization	61.8	55.5	238.0	265.2
EBITDA	179.6	140.4	682.2	540.7
Adjustments to EBITDA:
Stock-based compensation(1)	13.5	8.1	47.7	31.2
Mergers and acquisitions, divestitures and business optimization(2)	3.3	1.1	8.5	18.5
Technology transformation(3)	—	—	—	23.3
Other(4)	(0.1)	19.6	9.7	23.1
Total adjustments to EBITDA	16.6	28.9	65.9	96.1
Adjusted EBITDA	$196.3	$169.3	$748.1	$636.8

EBITDA margin	35.5%	32.2%	35.3%	31.7%
Adjusted EBITDA Margin	38.8%	38.8%	38.7%	37.3%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three months ended December 31, 2017, consisted of the following adjustments to operating income: a $(0.5) million reduction to contingent consideration expense from previous acquisitions. For the three months ended December 31, 2017, consisted of the following adjustments to non-operating income and expense: $3.8 million of acquisition expenses. For the twelve months ended December 31, 2017, consisted of the following adjustments to operating income: a $0.5 million loss on the divestiture of a small business operation; and a $(0.3) million reduction to contingent consideration expense from previous acquisitions. For the twelve months ended December 31, 2017, consisted of the following adjustments to non-operating income and expense: $8.3 million of acquisition expenses.

For the three months ended December 31, 2016, consisted of the following adjustments to operating income: a $(1.5) million net gain from exiting a business relationship; and a $(1.1) million reduction in contingent consideration expense from previous acquisitions. For the three months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: a $2.0 million loss on the impairment of a cost method investment; and $1.7 million of acquisition expenses. For the twelve months ended December 31, 2016, consisted of the following adjustments to operating income: a $(0.7) million net gain from exiting a business relationship and the closure and divestiture of certain businesses; a $(0.5) million adjustment to business optimization expenses; and a $(0.1) million reduction in contingent consideration expense from previous acquisitions. For the twelve months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: $17.6 million of acquisition expenses; a $2.0 million loss on the impairment of a cost method investment; and a $0.2 million loss on the closure and divestiture of certain businesses.

(3)	Represented costs associated with a project to transform our technology infrastructure.

(4)
For the three months ended December 31, 2017, consisted of the following adjustments to non-operating income and expense: $(1.1) million of currency remeasurement of our foreign operations; $0.3 million of fees incurred in connection with a secondary offering of shares of TransUnion common stock by certain of our stockholders; $0.3 million of loan fees; and $0.4 million of miscellaneous. For the twelve months ended December 31, 2017, consisted of the following adjustments to operating income and expense: a $(1.3) million reduction to expense for certain legal and regulatory matters; and a $(0.6) million reduction to expense for sales and use tax matters. For the twelve months ended December 31, 2017, consisted of the following adjustments to non-operating income and expense: $10.5 million of fees related to the refinancing of our senior secured credit facility; $1.7 million of fees incurred in connection with secondary offerings of shares of TransUnion common stock by certain of our stockholders; $1.4 million of loan fees; a $0.3 million mark-to-market loss related to ineffectiveness of our interest rate hedge; $(2.2) million of currency remeasurement of our foreign operations; and $(0.1) million of miscellaneous.
For the three months ended December 31, 2016, consisted of the following adjustments to operating income: $19.4 million for settlement with the CFPB and related costs. For the three months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: $0.3 million of currency remeasurement of our foreign operations; $0.3 million of loan fees; $0.2 million of fees connected to the filing of secondary registration statements filed on behalf of certain stockholders; a $(0.4) million mark-to-market gain related to ineffectiveness of our interest rate hedge; and $(0.2) million of miscellaneous. For the twelve months ended December 31, 2016, consisted of the following adjustments to operating income: $19.4 million for a settlement with the CFPB and related costs; $0.3 million for certain legal and regulatory matters; and $(0.7) million of miscellaneous. For the twelve months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: $2.7 million of fees connected to the filing of secondary registration statements filed on behalf of certain stockholders; $1.4 million of loan fees; a $0.5 million mark-to-market loss related to ineffectiveness of our interest rate hedge; $(0.3) million of currency remeasurement of our foreign operations and $(0.2) million of miscellaneous.

SCHEDULE 3
TRANSUNION AND SUBSIDIARIES
Adjusted Net Income and Adjusted Earnings Per Share - Unaudited
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income attributable to TransUnion	$245.1	$49.5	$441.2	$120.6
Adjustments before income tax items:
Stock-based compensation(1)	13.5	8.1	47.7	31.2
Mergers and acquisitions, divestitures and business optimization(2)	3.3	1.1	8.5	18.5
Technology transformation(3)	—	—	—	23.3
Other(4)	(0.3)	19.5	8.9	21.9
Amortization of certain intangible assets (5)	34.9	32.3	135.7	154.8
Total adjustments before income tax items	51.3	61.0	200.8	249.7
Change in provision for income taxes per schedule 4	(201.6)	(28.8)	(286.0)	(92.6)
Adjusted Net Income	$94.8	$81.6	$356.0	$277.7

Adjusted Earnings per Share:
Basic	$0.52	$0.45	$1.95	$1.52
Diluted(6)	$0.50	$0.44	$1.87	$1.50

Weighted-average shares outstanding:
Basic	182.7	183.0	182.4	182.6
Diluted(6)	189.7	185.0	189.9	184.6
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three months ended December 31, 2017, consisted of the following adjustments to operating income: a $(0.5) million reduction to contingent consideration expense from previous acquisitions. For the three months ended December 31, 2017, consisted of the following adjustments to non-operating income and expense: $3.8 million of acquisition expenses. For the twelve months ended December 31, 2017, consisted of the following adjustments to operating income: a $0.5 million loss on the divestiture of a small business operation; and a $(0.3) million reduction to contingent consideration expense from previous acquisitions. For the twelve months ended December 31, 2017, consisted of the following adjustments to non-operating income and expense: $8.3 million of acquisition expenses.

For the three months ended December 31, 2016, consisted of the following adjustments to operating income: a $(1.5) million net gain from exiting a business relationship; and a $(1.1) million reduction in contingent consideration expense from previous acquisitions. For the three months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: a $2.0 million loss on the impairment of a cost method investment; and $1.7 million of acquisition expenses. For the twelve months ended December 31, 2016, consisted of the following adjustments to operating income: a $(0.7) million net gain from exiting a business relationship and the closure and divestiture of certain businesses; a $(0.5) million adjustment to business optimization expenses; and a $(0.1) million reduction in contingent consideration expense from previous acquisitions. For the twelve months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: $17.6 million of acquisition expenses; a $2.0 million loss on the impairment of a cost method investment; and a $0.2 million loss on the closure and divestiture of certain businesses.

(3)	Represented costs associated with a project to transform our technology infrastructure.

(4)
For the three months ended December 31, 2017, consisted of the following adjustments to non-operating income and expense: $(1.1) million of currency remeasurement of our foreign operations; $0.3 million of fees incurred in connection with a secondary offering of shares of TransUnion common stock by certain of our stockholders; and $0.5 million of miscellaneous. For the twelve months ended December 31, 2017, consisted of the following adjustments to operating income and expense: a $(1.3) million reduction to expense for certain legal and regulatory matters; and a $(0.6) million reduction to expense for sales and use tax matters. For the twelve months ended December 31, 2017, consisted of the following adjustments to non-operating income and expense: $10.5 million of fees related to the refinancing of our senior secured credit facility; $1.7 million of fees incurred in connection with secondary offerings of shares of TransUnion common stock by certain of our stockholders; a $0.3 million mark-to-market loss related to ineffectiveness of our interest rate hedge; $0.5 million of miscellaneous; and $(2.2) million of currency remeasurement of our foreign operations.
For the three months ended December 31, 2016, consisted of the following adjustments to operating income: $19.4 million for a settlement with the CFPB and related costs. For the three months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: $0.3 million of currency remeasurement of our foreign operations; a $(0.4) million mark-to-market gain related to ineffectiveness of our interest rate hedge; and $0.2 million of fees connected to the filing of secondary registration statements filed on behalf of certain stockholders. For the twelve months ended December 31, 2016, consisted of the following adjustments to operating income: $19.4 million for a settlement with the CFPB and related costs; $0.3 million for certain legal and regulatory matters; and $(0.7) million of miscellaneous. For the twelve months ended December 31, 2016, consisted of the following adjustments to non-operating income and expense: $2.7 million of fees connected to the filing of secondary registration statements filed on behalf of certain stockholders; a $0.5 million mark-to-market loss related to ineffectiveness of our interest rate hedge; and $(0.3) million of currency remeasurement of our foreign operations.

(5)	Consisted of amortization of intangible assets from our 2012 change in control and amortization of intangible assets established in business acquisitions after our 2012 change in control.

(6)
As of December 31, 2017, there were zero anti-dilutive weighted stock-based awards outstanding for the three-month period and less than 0.1 million anti-dilutive weighted stock-based awards outstanding for the twelve-month period. There were no contingently issuable stock-based awards outstanding that were excluded from the diluted earnings per share calculation.

As of December 31, 2016, for the three- and twelve-month periods, there were 0.1 million anti-dilutive weighted shares outstanding. In addition, as of December 31, 2016, there were 5.9 million contingently issuable market-based stock awards excluded from the diluted earnings per share calculations because the market conditions had not been met.

SCHEDULE 4
TRANSUNION AND SUBSIDIARIES
Effective Tax Rate and Adjusted Effective Tax Rate - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Income before income taxes	$100.1	$67.1	$372.5	$205.4
Total adjustments before income taxes per Schedule 3	51.3	61.0	200.8	249.7
Adjusted income before income taxes	$151.5	$128.0	$573.3	$455.1

Provision for income taxes	$147.8	$(14.5)	$79.1	$(74.0)
Adjustments for income taxes:
Tax effect of above adjustments(1)	(23.0)	(21.8)	(73.7)	(90.8)
Eliminate impact of adjustments for unremitted foreign earnings(2)	1.7	—	(3.5)	—
Eliminate impact of excess tax benefits for share compensation(3)	(11.2)	—	(39.3)	—
Eliminate impact of tax reform items(4)	(174.1)	—	(174.1)	—
Other(5)	5.0	(7.0)	4.5	(1.8)
Total adjustments for income taxes	(201.6)	(28.8)	(286.0)	(92.6)
Adjusted provision for income taxes	$(53.9)	$(43.3)	$(206.9)	$(166.6)

Effective tax rate	(147.6)%	21.5%	(21.2)%	36.0%
Adjusted Effective Tax Rate	35.6%	33.9%	36.1%	36.6%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Tax rates used to calculate the tax expense impact are based on the nature of each item.

(2)	Eliminates impact of certain adjustments related to our deferred tax liability for unremitted earnings.

(3)
Eliminates the impact of excess tax benefits for share compensation resulting from adoption of ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

(4)
We recorded an estimated net tax benefit of $175.3 million in 2017 as a result of the impact of the Tax Cuts and Jobs Act. The amount above eliminates the estimated one-time impact of the Tax Cuts and Jobs Act, including the remeasurement of domestic deferred tax balances at the new 21% tax rate and the mandatory repatriation tax on unremitted earnings, net of previously recorded reserves, but excludes the impact of expensing certain capital investments made after September 27, 2017, which will have a recurring annual impact on our tax provision.

(5)	Eliminates the impact of state tax rate changes on deferred taxes, valuation allowances on foreign net operating losses, and valuation allowances on capital losses and other discrete adjustments.

SCHEDULE 5
TRANSUNION AND SUBSIDIARIES
Adjusted Operating Income, Operating Margin and Adjusted Operating Margin - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue:
Online Data Services	$200.1	$170.2	$773.3	$677.8
Marketing Services	51.1	44.8	188.1	160.9
Decision Services	60.7	53.0	242.7	206.4
Total USIS	312.0	268.0	1,204.1	1,045.1
Developed Markets	33.4	29.0	126.1	109.2
Emerging Markets	63.0	57.2	235.8	204.7
Total International	96.3	86.2	361.9	313.9
Consumer Interactive	114.7	97.1	432.1	407.1
Total revenue, gross	$523.0	$451.3	$1,998.1	$1,766.0

Intersegment revenue eliminations:
USIS Online	$(15.5)	$(14.3)	$(59.3)	$(57.0)
International Developed Markets	(1.3)	(0.9)	(4.7)	(3.4)
International Emerging Markets	—	(0.2)	(0.2)	(0.6)
Consumer Interactive	(0.1)	—	(0.2)	—
Total intersegment revenue eliminations	(16.9)	(15.4)	(64.2)	(61.1)
Total revenue as reported	$506.1	$435.9	$1,933.8	$1,704.9

Gross operating income by segment:
USIS operating income	$74.5	$68.0	$313.0	$203.5
International operating income	16.8	22.3	58.2	49.8
Consumer Interactive operating income	54.2	43.8	198.4	168.9
Corporate operating loss	(24.0)	(44.7)	(104.9)	(121.6)
Total operating income	$121.5	$89.3	$464.7	$300.5

Intersegment operating income eliminations:
USIS	$(15.1)	$(13.9)	$(57.6)	$(55.5)
International	(0.9)	(0.8)	(3.5)	(3.0)
Consumer Interactive	16.0	14.7	61.1	58.5
Corporate	—	—	—	—
Total eliminations	$—	$—	$—	$—

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Reconciliation of operating income to Adjusted Operating Income:
USIS operating income	$74.5	$68.0	$313.0	$203.5
Stock-based compensation(1)	5.3	3.0	18.0	11.5
Mergers and acquisitions, divestitures and business optimization(2)	(0.5)	(1.1)	(0.3)	(0.1)
Technology transformation(3)	—	—	—	21.0
Other(4)	—	—	(0.6)	—
Amortization of certain intangible assets(5)	24.2	23.1	92.7	112.0
Adjusted USIS Operating Income	103.5	93.0	422.7	347.8

International operating income	16.8	22.3	58.2	49.8
Stock-based compensation(1)	4.3	0.1	17.1	8.1
Mergers and acquisitions, divestitures and business optimization(2)	—	(1.5)	0.5	(0.7)
Technology transformation(3)	—	—	—	2.4
Amortization of certain intangible assets(5)	9.5	8.0	38.1	37.3
Adjusted International Operating Income	30.6	28.8	113.9	96.9

Consumer Interactive operating income	54.2	43.8	198.4	168.9
Stock-based compensation(1)	0.5	0.4	1.8	1.1
Amortization of certain intangible assets(5)	1.2	1.2	5.0	5.6
Adjusted Consumer Interactive Operating Income	56.0	45.4	205.2	175.5

Corporate operating loss	(24.0)	(44.7)	(104.9)	(121.6)
Stock-based compensation(1)	3.3	4.6	10.8	10.6
Mergers and acquisitions, divestitures and business optimization(2)	—	—	—	(0.5)
Other(4)	—	19.4	(1.3)	19.0
Adjusted Corporate Operating Income	(20.7)	(20.8)	(95.4)	(92.5)

Total operating income	121.5	89.3	464.7	300.5
Stock-based compensation(1)	13.5	8.1	47.7	31.2
Mergers and acquisitions, divestitures and business optimization(2)	(0.5)	(2.6)	0.2	(1.3)
Technology transformation(3)	—	—	—	23.3
Other(4)	—	19.4	(1.9)	19.0
Amortization of certain intangible assets(5)	34.9	32.3	135.7	154.8
Total operating income adjustments	47.8	57.2	181.8	227.1
Total Adjusted Operating Income	$169.4	$146.5	$646.5	$527.6

Operating margin(6):
USIS	23.9%	25.4%	26.0%	19.5%
International	17.4%	25.8%	16.1%	15.9%
Consumer Interactive	47.3%	45.1%	45.9%	41.5%
Total operating margin	24.0%	20.5%	24.0%	17.6%

Adjusted Operating Margin(6):
USIS	33.2%	34.7%	35.1%	33.3%
International	31.8%	33.4%	31.5%	30.9%
Consumer Interactive	48.8%	46.8%	47.5%	43.1%
Total Adjusted Operating Margin	33.5%	33.6%	33.4%	30.9%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three months ended December 31, 2017, consisted of the following adjustments to operating income: a $(0.5) million reduction to contingent consideration expense from previous acquisitions (USIS). For the twelve months ended December 31, 2017, consisted of the following adjustments to operating income: a $0.5 million loss on the divestiture of a small business operation (International); and a $(0.3) million reduction to contingent consideration expense from previous acquisitions (USIS).

For the three months ended December 31, 2016, consisted of the following adjustments to operating income: a $(1.5) million gain from exiting a business relationship (International); and a $(1.1) million reduction to contingent consideration expense from previous acquisitions (USIS). For the twelve months ended December 31, 2016, consisted of the following adjustments to operating income: a $(0.7) million net gain from exiting a business relationship and the closure and divestiture of certain businesses (International); a $(0.5) million adjustment to business optimization expenses (Corporate); and a $(0.1) million reduction to contingent consideration expense from previous acquisitions (USIS).

(3)	Represented costs associated with a project to transform our technology infrastructure.

(4)
For the twelve months ended December 31, 2017, consisted of the following adjustments to operating income: a $(1.3) million reduction to expense for certain legal and regulatory matters (Corporate); and a $(0.6) million reduction to expense for sales and use tax matters (USIS).

For the three months ended December 31, 2016, consisted of the following adjustments to operating income: $19.4 million for a settlement with the CFPB and related costs (Corporate). For the twelve months ended December 31, 2016, consisted of the following adjustments to operating income: $19.4 million for a settlement with the CFPB and related costs (Corporate); $0.3 million for certain legal and regulatory matters (Corporate); and $(0.7) million of miscellaneous (Corporate).

(5)	Consisted of amortization of intangible assets from our 2012 change in control transaction and amortization intangible assets established in business acquisitions after our 2012 change in control.

(6)
Segment operating margins and Adjusted Operating Margins are calculated using segment gross revenue and operating income. Consolidated operating margin and Adjusted Operating Margin is calculated using as-reported revenue and operating income.

SCHEDULE 6
TRANSUNION AND SUBSIDIARIES
Segment Depreciation and Amortization - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Depreciation and amortization:
USIS	$41.9	$38.9	$160.6	$191.0
International	15.9	12.8	61.4	57.2
Consumer Interactive	2.7	2.5	10.7	11.7
Corporate	1.3	1.3	5.2	5.3
Total depreciation and amortization	$61.8	$55.5	$238.0	$265.2
As a result of displaying amounts in millions, rounding differences may exist in the table above.

SCHEDULE 7
TRANSUNION AND SUBSIDIARIES
Reconciliation of Non-GAAP Guidance - Unaudited
(dollars in millions)

	Three Months Ended March 31, 2018		Twelve Months Ended December 31, 2018
	Low	High	Low	High
Guidance reconciliation of net income attributable to TransUnion to Adjusted EBITDA:
Net Income attributable to TransUnion	$68	$70	$306	$317
Interest, taxes and depreciation and amortization	105	106	443	447
EBITDA	173	176	749	764
Stock-based compensation, mergers, acquisitions and divestitures and other adjustments	14	14	68	68
Adjusted EBITDA	$187	$190	$817	$832

Reconciliation of diluted earnings per share to Adjusted Diluted Earnings per Share:
Diluted earnings per share	$0.36	$0.37	$1.60	$1.66
Adjustments to diluted earnings per share	$0.16	$0.16	$0.65	$0.65
Adjusted Diluted Earnings per Share	$0.51	$0.52	$2.26	$2.31
As a result of displaying amounts in millions, rounding differences may exist in the table above.